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OLD MUTUAL SOUTH AFRICA EQUITY TRUST POS AMI

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     Exhibit 9(l)

                                SECOND AMENDMENT TO
                    SECURITIES LENDING AUTHORIZATION AGREEMENT
                                      BETWEEN
                        OLD MUTUAL SOUTH AFRICA EQUITY TRUST
                                        AND
                        STATE STREET BANK AND TRUST COMPANY


     WHEREAS, OLD MUTUAL SOUTH AFRICA EQUITY TRUST, a Massachusetts trust and investment company registered under the Investment Company Act of 1940 (the "Client") and State Street Bank and Trust Company, a Massachusetts trust company ("State Street") entered into a Securities Lending Authorization Agreement dated 6 September 1996 ( the "Agreement");

     WHEREAS, Section 19 of the Agreement provides that the Agreement shall not be modified except by an instrument in writing signed by the party against whom enforcement is sought;

     WHEREAS, the Client and State Street entered into a First Amendment to the Agreement on 6 November 1997;

     WHEREAS, the Client and State Street both desire to amend the Agreement further to provide for the acceptance of Sovereign Debt as Collateral.

     NOW, THEREFORE, for value received and in order to induce the parties to enter into the amendment contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1. Section 8, COLLATERAL, is hereby amended by deleting the word "or" before roman numeral (iv) at the end of the first paragraph and replacing the period at the end of subsection (iv) thereof with a semicolon and adding the following:

     "or (v) Sovereign Debt."

2.   Section 14, DEFINITIONS, is hereby amended by inserting after subsection
(l) the following:

     "(m) "Sovereign Debt" means securities issued by the governments, agencies or political subdivisions of countries belonging to the Organization for Economic Co-operation and Development (OECD)."


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3.   The Agreement shall remain the same in all other respects.

4. This Amendment is executed and made by the trustees of the Master Trust and not individually, but as trustees under the Declaration of Trust dated as of September 1, 1995, and the obligations of this Amendment are not binding upon any of such trustees individually.

     The Amendment is effective as of the 12th day of March, 1998.

     IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.


                         OLD MUTUAL SOUTH AFRICA EQUITY
                              TRUST

                         By:___________________

                         Name:  William Langley

                         Its:  Treasurer

                         STATE STREET BANK AND TRUST
                              COMPANY

                         By:___________________
                         Name: Donald L. Hodgman
                         Its: Senior Vice President


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